UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

(Exact Name of Registrant as Specified in Charter)

001-11302

(Commission File Number)

OHIO	34-6542451
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

127 Public Square

Cleveland, Ohio 44114-1306

(Address of principal executive offices and zip code)

(216) 689-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the merger agreement, dated October 30, 2015, pursuant to which KeyCorp will acquire First Niagara Financial Group (the “Merger”), KeyCorp will add three current members of First Niagara’s Board of Directors to KeyCorp’s Board of Directors effective upon the closing of the Merger. The Merger is currently expected to be completed during the third quarter of 2016.

On April 18, 2016, the KeyCorp Board of Directors appointed Austin A. Adams, Gary M. Crosby, and Carlton L. Highsmith to the Board of Directors for a term expiring at KeyCorp’s 2017 Annual Meeting of Shareholders. The appointments will be effective upon the closing of the Merger. Each of the newly appointed Directors is currently a member of First Niagara’s Board of Directors.

Effective upon the closing of the Merger, the appointment of the new Directors will increase the size of KeyCorp’s Board of Directors to 17 members. KeyCorp’s shareholders approved an increase in the maximum size of the Board to 17 members at the Special Meeting of Shareholders held on March 23, 2016. No decisions have been made regarding committee assignments for the new Directors. As is true for all non-employee KeyCorp Directors, the new Directors will be entitled to director compensation consisting of a cash retainer and stock-based compensation, as described in KeyCorp’s most recent proxy statement.

First Niagara Bank, which will become a wholly-owned subsidiary of KeyCorp effective upon the closing of the Merger, has made a residential mortgage loan to each of Mr. Crosby and his daughter under First Niagara Bank’s loan program for employees. Mr. Crosby’s loan amount outstanding at March 31, 2016 is $366,463, and the interest payable during the remainder of his loan is $148,279. At March 31, 2016, the amount outstanding on the loan to Mr. Crosby’s daughter is $192,606, and the interest payable during the remainder of her loan is $87,511.

A copy of KeyCorp’s press release dated April 22, 2016 announcing the election of the new Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press Release dated April 22, 2016, announcing the appointment of Austin Adams, Gary Crosby, and Carlton Highsmith as Directors of KeyCorp

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KeyCorp

Date: April 22, 2016

/s/ Paul N. Harris
	By:	Paul N. Harris
General Counsel and Secretary